EXHIBIT 99.1
K-TRON INTERNATIONAL, INC.	NEWS
Routes 55 & 553, PO Box 888
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS FOURTH QUARTER 2008 RESULTS,
INCLUDING RECORD REVENUES AND OPERATING INCOME

COMPANY’S FULL YEAR RESULTS WERE THE BEST IN ITS HISTORY

Pitman, New Jersey  - - March 9, 2009 - -  K-Tron International, Inc. (NASDAQ-GS: KTII) today reported the best fourth quarter revenues, operating income and income before income taxes in its history, with net income and earnings per share falling just short of the fourth quarter records set in 2007 due to a higher income tax rate in the fourth quarter of 2008.  For all of 2008, K-Tron reported record annual revenues, net income and earnings per share.

Fourth quarter 2008 results, with comparisons to fourth quarter 2007 results, included the following:

•	Record revenues for any quarter of $65.779 million, up 11.4 percent from $59.055 million in 2007;
•	Record operating income for any fourth quarter of $9.729 million, an increase of 4.3 percent compared to $9.331 million in 2007;
•	Record income before income taxes for any fourth quarter of $9.540 million, a gain of 7.7 percent over $8.858 million in 2007; and
•
Net income of $6.197 million and diluted earnings per share of $2.15, slightly below 2007’s record fourth quarter net income of $6.259 million and diluted EPS of $2.18, with the decline being due to a higher income tax rate in 2008’s fourth quarter (35.0 percent) versus the same period in 2007 (29.3 percent).

Full year 2008 results, with comparisons to full year 2007 results, included the following:

•	Record revenues of $243.018 million, an increase of 20.5 percent compared to 2007’s revenues of $201.677 million;
•	Record operating income of $37.981 million and record income before income taxes of $36.988 million, versus $31.878 million and $30.142 million in 2007 (gains of 19.1 percent and 22.7 percent);

•	Record net income of $25.773 million, a 20.9 percent increase over 2007’s net income of $21.321 million; and
•	Diluted EPS of $9.03, also a record, up 20.6 percent from $7.49 reported in 2007.

In its announcement, the Company noted that if the average foreign currency exchange rates for the fourth quarter and full year of 2007 were applied to the same periods in 2008, the Company’s 2008 revenues would have increased approximately 12.9 percent for the fourth quarter instead of 11.4 percent and 16.9 percent for the full year instead of 20.5 percent.  The fourth quarter difference was primarily due to a stronger U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in 2008’s fourth quarter compared to the same period in 2007.  The full year difference was primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in the full year 2008 compared to the full year 2007.  The Company also noted that the fourth quarter of 2008 was a 14-week quarter compared to the fourth quarter of 2007 which was a 13-week quarter, and that the full year 2008 was a 53-week year compared to 2007 which was a 52-week year.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron’s 2008 results were the best in our history, representing a fourth straight year of record revenues and earnings.  Our success in 2008 when compared to 2007’s record numbers was due to a very strong effort from our Size Reduction Group, including a full year’s contribution from Rader Companies, Inc. which we acquired in mid-September 2007, and increased sales to our Process Group customers in Europe and Asia.

“We entered the fourth quarter of 2008 with a near-record order backlog of $74.0 million, which enabled us to generate the highest quarterly revenues in our history in that quarter.  While our fourth quarter operating income and income before income taxes also improved over the records for any fourth quarter that were previously set in the fourth quarter of 2007, a significantly higher income tax rate in 2008, due to a higher proportion of U.S. income versus foreign income, produced net income and diluted EPS numbers slightly below the 2007 fourth quarter records for these items.  As a consequence of our high level of shipments in the fourth quarter and weak bookings in December, our order backlog at year-end was $68.108 million, down almost 8 percent from the end of the third quarter and 3.7 percent below 2007’s year-end order backlog of $70.712 million.”

While reiterating that K-Tron does not normally provide forecasts or guidance about future performance, Mr. Cloues noted that there has been a rapid deterioration in all major economies of the world in recent months and that many of the Company’s customers, particularly in the plastics industry served by its Process Group, have been adversely impacted by reduced demand for their products.  As a result, Mr. Cloues said that the Company has taken steps to reduce costs in what he expects will be an overall lower revenue and profit environment in 2009.  These steps have included a Company-wide salary and wage freeze and workforce reductions involving a total of 43 employees at two locations in the United States and one in Switzerland.  Mr. Cloues also pointed out that the Company benefits from serving a broad customer base across several different industries in addition to plastics, including the food, pharmaceutical and power generation industries which are continuing to buy capital equipment and replacement parts from the Company at levels similar to the recent past.

Finally, Mr. Cloues highlighted a significant increase in cash and a reduction in debt during the fourth quarter of 2008, noting that total cash grew by $8.390 million to $42.153 million, or approximately $15.00 per common share (a non-GAAP financial measure defined as cash divided by shares outstanding), while debt declined by $2.060 million to $23.662 million.  As a result, cash in excess of debt rose by $10.450 million in the fourth quarter, from $8.041 million at the end of the third quarter to $18.491 million at the end of the fourth quarter.  By comparison, at the end of 2007, the Company’s debt exceeded its cash by $6.078 million, so that the Company’s net debt (a non-GAAP financial measure defined as cash minus debt) improved by $24.569 million during 2008.  With $42.153 million of cash as of year-end (of which $530 thousand was restricted) and approximately $26 million of additional borrowing availability on its main revolving credit facility which does not mature until September 2011, Mr. Cloues emphasized that the Company is well-positioned to take advantage of growth and acquisition opportunities that may present themselves in 2009.  The Company has included information about cash per share and net debt because it believes that such information will be useful to investors concerned about liquidity.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.

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This news release contains forward-looking statements relating to, among other matters, the uncertain economic conditions currently facing the Company, customer responses to the deterioration in the national and global economies, revenue and profit expectations in 2009 and potential growth and acquisition opportunities. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to uncertainties, risks and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from what may be suggested by such forward-looking statements. The uncertainties and risks include assumptions regarding our ability to generate additional revenue and control our expenses, the effects of the current global economic crisis on our business, the effects of the deterioration of the credit and capital markets on our ability to obtain financing on acceptable terms, the expected time for shipments of our products to customers and the effect of this on our order backlog, our ability to project business conditions based on trend indicators used by management, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements are expressly qualified by the cautionary statements referred to above and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

 (Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Fourth Quarter		Year Ended[1]
	2008	2007	2008	2007
Revenues	$65,779	$59,055	$243,018	$201,677
Operating income	$9,729	$9,331	$37,981	$31,878
Interest expense, net	(189)	(473)	(993)	(1,736)
Income before income taxes	9,540	8,858	36,988	30,142
Income taxes	(3,343)	(2,599)	(11,215)	(8,821)
Net income	$6,197	$6,259	$25,773	$21,321
Basic earnings per share	$2.23	$2.31	$9.37	$7.93
Diluted earnings per share	$2.15	$2.18	$9.03	$7.49
Weighted average number of common shares outstanding (basic)	2,784,000	2,708,000	2,752,000	2,688,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,882,000	2,873,000	2,855,000	2,848,000

1Fiscal 2008 ended January 3, 2009 is a 53-week period, and fiscal 2007 ended December 29, 2007 is a 52-week period; fourth quarter 2008 is a 14-week period, and fourth quarter 2007 is a 13-week period.